EXHIBIT K12


                              LEHMAN BROTHERS INC.
                                200 Vesey Street
                            3 World Financial Center
                            New York, New York 10285




                                 March 24, 1997


                   Re: The New America High Income Fund, Inc.
                       --------------------------------------


The New America High Income Fund, Inc.
10 Winthrop Square, Fifth Floor
Boston, Massachusetts 02110


Ladies and Gentlemen:

         Reference is made to Section 2.6 of the Broker-Dealer Agreement dated as of March 19, 1997 (the "Broker-Dealer Agreement") between Bankers Trust Company and Lehman Brothers Inc. relating to certain series of auction term preferred stock (the "ATP") of The New America High Income Fund, Inc. (the "Fund"). Capitalized terms not defined herein shall have the meanings given to such terms in the Broker-Dealer Agreement.

         Under the Broker-Dealer Agreement, the Auction Agent pays BD a fee for its services in connection with an Auction out of moneys received from the Fund, which fee is calculated in accordance with the terms of Section 2.6 of the Broker-Dealer Agreement and is payable on the Business Day next succeeding the Auction Date for a series of ATP (the "Paid Fee"). With respect to each Auction subject to the Broker-Dealer Agreement relating to a Dividend Period consisting of less than one year, it is hereby agreed between BD and the Fund that:

                      (a) if the Agreed Fee (as defined below) is greater than
              the Paid Fee for that Auction, the Fund shall pay BD an amount equal to the difference between the Agreed Fee and the Paid Fee;

                      (b) if the Agreed Fee is less than the Paid Fee for that
              Auction, BD shall pay the Fund an amount equal to the difference between the Agreed Fee and the Paid Fee (each such payment pursuant to (a) and (b), the "Adjustment"); and


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The New America High
Income Fund, Inc.                      -2-                        March 24, 1997


                      (c) any Adjustment with respect to an Auction shall be payable on the Business Day next succeeding the Auction Date.

     For purposes of calculating the Adjustment:

              (x) The "BD Multiplier" for an Auction shall be (i) .15 of 1% if the Applicable Rate for that Auction is greater than one-month LIBOR (as defined below), (ii) .20 of 1% if the Applicable Rate for that Auction is greater than one-month LIBOR less .20%, but less than or equal to one-month LIBOR, and (iii) .25 of 1% if the Applicable Rate for that Auction is equal to or less than one-month LIBOR less .20%.

              (y) The "Agreed Fee" for an Auction relating to a Dividend Period of less than one year for a series of the ATP shall be (a) the BD Multiplier times (b) a fraction, the numerator of which is the number of days in the Dividend Period of such series beginning on the Business Day succeeding the Auction Date and the denominator of which is 360, times (c) the liquidation preference per share for such series times (d) the aggregate number of Outstanding shares of such series placed by BD in such Auction (for this purpose shares will be deemed placed by BD in such Auction if such shares were (i) the subject of Hold Orders deemed to have been made by Existing Holders and were acquired by such Existing Holders through BD or (ii) the subject of an Order submitted by BD that is (A) a Submitted Order of an Existing Holder that resulted in such Existing Holder continuing to hold such shares as a result of the Auction or (B) a Submitted Order of a Potential Holder that resulted in such Potential Holder purchasing such shares as a result of the Auction or (C) a valid Hold Order. For purposes of subclause (d)(i), if any Existing Holder who acquired shares of any series of ATP through BD transfers those shares to another Person other than pursuant to an Auction, then such Existing Holder shall be deemed to have acquired such shares through BD unless the transfer was affected by, or the transferee is, a Broker Dealer other than BD.

              (z) "One-month LIBOR"on any Auction Date, means the rate for deposits in U.S. dollars, commencing on the second London Banking Day after such Auction Date, that appears on page 3750 of the Dow Jones Telerate Service as of 11:00 A.M., London time, on such Auction Date and (ii) "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.


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The New America High
Income Fund, Inc.                      -3-                        March 24, 1997





                                              Very truly yours,

                                              LEHMAN BROTHERS INC.


                                              By:  /s/ signature illegible
                                                  ------------------------------
                                                   Name:
                                                   Title:







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The New America High
Income Fund, Inc.                      -4-                        March 24, 1997




     Accepted and agreed to as of
     the date above written:


     THE NEW AMERICA HIGH INCOME FUND, INC.

     By: /s/ Ellen E. Terry
         ---------------------------------
     Name: Ellen E. Terry
     Title:   Vice President